Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Fourth Quarter and Full Year Earnings for 2020

Conference Call and Webcast Scheduled for Tuesday, January 26, 2021 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

Fourth Quarter 2020 Highlights

●	Net income of $11.1 million, or $ 0.56 diluted earnings per share, increased $2.6 million, or 30.8%, from the prior quarter and increased $474,000, or 4.4%, from the fourth quarter of 2019

●	Total deposits (excluding brokered deposits) increased by $23.4 million, or 3.6% annualized growth, from the end of the prior quarter

●	Net interest margin of 3.7% increased by 8 basis points from the prior quarter and increased 20 basis points from the fourth quarter of 2019

Los Angeles, CA, January 25, 2021 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended December 31, 2020.

The Company reported net income of $11.1 million, or $ 0.56 diluted earnings per share, for the three months ended December 31, 2020, compared to net income of $8.5 million, or $ 0.43 diluted earnings per share, and $10.7 million, or $0.52 diluted earnings per share, for the three months ended September 30, 2020 and December 31, 2019, respectively.

“Royal Business Bank finished 2020 with strong fourth quarter results, concluding a challenging year that demonstrated the resilience of our differentiated business model,” said Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp. “Fourth quarter earnings benefitted from an increase in our net interest margin and gains on loan sales.  Higher than anticipated loan payoffs resulted in a modest reduction in our loan portfolio following the strong growth we saw in the third quarter.  We anticipate returning to loan growth in the first quarter.  Our asset quality remains solid and we remain well capitalized with ample access to liquidity. Loans modified under the CARES Act outstanding continue to decrease and now represent 1.8% of gross loans outstanding.”

"Our board of directors approved a quarterly dividend of $0.12 per share, as clarity on our future performance improved," Mr. Thian concluded.

Key Performance Ratios

Net income of  $11.1 million for the fourth quarter of 2020 produced an annualized return on average assets of  1.33%, an annualized return on average tangible common shareholders' equity of 12.58%, and an annualized return on average shareholders' equity of 10.38%. This compares to an annualized return on average assets of 1.05%, an annualized return on average tangible common shareholders' equity of 9.81%, and an annualized return on average shareholders' equity of 8.06% for the third quarter of 2020. The efficiency ratio for the fourth quarter of 2020 was 43.32%, compared to 46.63% for the prior quarter.  The improvement in the efficiency ratio was primarily due to improved net interest income and non-interest income.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $28.9 million for the fourth quarter of 2020, compared to $27.3 million for the third quarter of 2020. The $1.6 million increase was primarily attributable to a $114.1 million increase in average earning assets and a $21.5 million increase in average noninterest-bearing deposits, partially offset by a $73.6 million increase in average interest-bearing liabilities. Net interest income was also favorably impacted by an 8 basis point increase in the net interest margin. Accretion of purchase discounts from prior acquisitions contributed $275,000 to net interest income in the fourth quarter of 2020, compared to $634,000 in the third quarter of 2020.

Compared to the fourth quarter of 2019, net interest income, before provision for loan losses, increased $5.8 million from $23.1 million. The increase was primarily attributable to a $492.4 million increase in average earning assets and a $170.9 million increase in average noninterest-bearing deposits, partially offset by a $331.5 million increase in average interest-bearing liabilities. The increases in average earning assets and total deposits were primarily due to the Pacific Global Bank (“PGB”) acquisition, and increased loan and deposit originations.

Net interest margin was 3.67% for the fourth quarter of 2020, an increase of 8 basis points from 3.59% in the third quarter of 2020. The increase was primarily attributable to a 16 basis point decrease in the cost of total deposits and a 13 basis point decrease in the cost of borrowings (FHLB advances, long-term debt and subordinated debentures), partially offset by an 8 basis point decrease in the yield on average earning assets. Loan discount accretion contributed 3 basis points to the net interest margin in the fourth quarter of 2020, compared to 8 basis points in the third quarter of 2020.

Noninterest Income

Noninterest income was $4.5 million for the fourth quarter of 2020, an increase of $1.8 million from $2.7 million in the third quarter of 2020. The increase was driven by an increase in gain on loan sales of $1.7 million as the Company sold $30.6 million more loans in the fourth quarter than in the prior quarter generally due to increased market activity following the initial impact of the COVID-19 pandemic.

The Company sold $24.7 million in FNMA qualified mortgage loans for a net gain of $645,000 and sold $24.3 million in qualified and non-qualified mortgage loans to private investors for a gain of $1.2 million during the fourth quarter of 2020.  This compared to $17.7 million in FNMA qualified mortgage loans for a net gain of $536,000 and $11.8 million in non-qualified mortgage loans to private investors for a gain of $224,000 during the third quarter of 2020.  The Company sold $11.3 million in SBA loans during the fourth quarter of 2020 for a net gain of $595,000, compared to no SBA loans sold during the third quarter of 2020.

Compared to the fourth quarter of 2019, noninterest income decreased by $1.3 million from $5.8 million. The decrease was primarily attributable to a decrease of $1.3 million in gain on loan sales and a decrease of $611,000 in loan servicing fees.

Noninterest Expense

Noninterest expense for the fourth quarter of 2020 was $14.5 million, compared to $14.0 million for the third quarter of 2020. The $475,000 increase was primarily attributable to a $506,000 increase in compensation and employee benefits expenses, $164,000 increase in marketing and business promotion expenses, partially offset by a $188,000 decrease in data processing expenses, and a $153,000 decrease in insurance and regulatory assessments.

Noninterest expense increased from $13.5 million in the fourth quarter of 2019. The $988,000 increase was primarily due to a $515,000 increase in data processing expense, a $477,000 increase in legal and professional expense, and a $284,000 increase in salaries and employee benefits expenses. These were partially offset by a $226,000 decrease in merger and conversion expenses, and a $172,000 decrease in OREO expense.

Income Taxes

The effective tax rate was 29.92% for the fourth quarter of 2020, 29.81% for the third quarter of 2020, and 27.99% for the fourth quarter of 2019.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.7 billion as of December 31, 2020, a decrease of $48.4 million from September 30, 2020, and an increase of $509.8 million from December 31, 2019.  The decrease from the prior quarter was primarily due to an increase in loan payoffs.  Single-family residential mortgages decreased by $39.6 million net of payoffs, paydowns and loan sales. Commercial real estate loans increased by $28.5 million, construction and land development loans increased by $3.2 million, other loans increased by $758,000, SBA loans decreased by $13.4 million, and commercial and industrial loans decreased by $27.8 million.

During the fourth quarter of 2020, single-family residential mortgage production was $110.3 million (mortgage loans held for investment and held for sale), payoffs and paydowns were $74.5 million, and single-family residential mortgage loan sales were $49.3 million. During the third quarter of 2020, single-family residential mortgage production was $82.6 million, payoffs and paydowns were $45.7 million, and loan sales were $49.0 million.

Mortgage loans held for sale were $50.0 million as of December 31, 2020, an increase of $26.1 million from $23.9 million at September 30, 2020 and a decrease of $58.2 million from $108.2 million as of December 31, 2019. The Company originated approximately $50.0 million in mortgage loans for sale for the fourth quarter of 2020, compared with $28.7 million during the prior quarter.  In the fourth quarter, SBA loan production was $5.8 million and total loan sales were $11.1 million.

Deposits

Deposits were $2.6 billion at December 31, 2020, an increase of $23.4 million from September 30, 2020, and an increase of $432.9 million from December 31, 2019, excluding brokered deposits. The increase in total deposits from the prior quarter was primarily attributable to organic deposit growth. Noninterest-bearing deposits decreased by $25.1 million and interest-bearing non-maturity deposits increased by $76.7 million. Time deposits decreased by $28.2 million.  As of December 31, 2020, time deposits included $17.4 million in brokered CDs, as compared to $17.4 million as of September 30, 2020 and $67.1 million as of December 31, 2019.

Asset Quality

Nonperforming assets totaled $19.8 million, or 0.59% of total assets at December 31, 2020, compared to $18.3 million, or 0.54%, of total assets at September 30, 2020. The increase in nonperforming assets was primarily due to an increase in non-accrual loans. Nonperforming assets consist of OREO, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Loans held-for-investment 30 to 89 days past due decreased by $12.8 million to $8.9 million at December 31, 2020 from $21.7 million at September 30, 2020.

In the fourth quarter of 2020, there were $305,000 in net charge-offs, up from $47,000 in the prior quarter.

The Company recorded a provision for credit losses of $3.0 million for the fourth quarter of 2020, a decrease from $3.9 million in the prior quarter, primarily attributable to lower loan balances.

The allowance for loan losses totaled $29.3 million, or 1.08% of loans held for investment at December 31, 2020, compared with $26.6 million, or 0.97%, of total loans at September 30, 2020.

As of December 31, 2020, borrowers representing 256 loans totaling $32.9 million, or 1.2% of the Company’s total loan portfolio, have funded under the SBA’s Paycheck Protection Program due to the COVID-19 pandemic.

We have received 14 requests for payment deferments from our SBA customers.  All SBA deferments are three-months, 13 of which started in October 2020.  As of January 15, 2021 none of the SBA borrowers have made a payment due to waiting on new SBA payment support program that was part of the recent stimulus bill.  The following table details the 14 SBA loan deferments:

	Requested SBA Loan Deferments
	Number	Principal Amount ($000)	Principal Amount Average LTV%	Guaranteed Amount ($000)	Unguaranteed Amount ($000)	Unguaranteed Amount to Total SBA Loans
Hospitality	7	$29,591	75%	$22,193	$7,398	7.6%
General retail	2	3,195	72%	2,396	799	0.8%
Restaurant	1	1,846	75%	1,384	461	0.5%
Transportation	3	1,042	30%	782	261	0.3%
Fitness	1	101	0%	86	15	0.0%
	14	$35,775		$26,841	$8,934	9.1%

The following table provides details regarding the Company's COVID-19 loan deferral activity through January 15, 2021.

	As of June 30, 2020		As of October 23, 2020		As of January 15, 2021
	Loans Deferred		Loans Deferred		Loans Deferred
	Number	Principal Amount ($000)	Number	Principal Amount ($000)	Number	Principal Amount ($000)
General retail (excluding SBA)	34	$94,251	3	$26,840	2	$3,174
Mixed use commercial	38	58,841	4	10,547	1	7,500
Hospitality (excluding SBA) (1)	5	25,343	2	12,929	1	6,419
Restaurants (excluding SBA)	11	4,186	1	12	—	—
Multifamily	6	9,086	—	—	—	—
Commercial, office and other (1)	6	22,983	5	19,881	5	18,742
SFR mortgage loans - Western region	183	118,484	38	29,604	14	8,770
SFR mortgage loans - Eastern region	203	85,935	10	4,106	11	4,925
SFR mortgage loans - Chicago metropolitan	84	14,824	4	719	1	249
Total	570	$433,933	67	$104,638	35	$49,779

(1)  Loans with a principal amount of $23.5 million are principal deferments only.  Interest is paid up to date.

The Company does not have any shared national credits or loans, backed by airlines or cruise lines, on deferral as of January 15, 2021.

Properties

In October 2020, we closed the Flushing Financial Center branch and consolidated operations into our Roosevelt branch location.

The Bank opened a new full service banking branch in Edison, New Jersey on December 1, 2020. The branch is located at 561 US-1, in the Wicks Shopping Plaza in Edison. The Bank purchased a property located at 2057 86th Street, Brooklyn, New York, in the Bensonhurst neighborhood, to house a full-service branch. We expect this branch to open in the second half of 2021.  The Bank has leased a location on Canal Street in Manhattan to which to move our Bowery Street branch in mid-2021.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. The Company has total assets of $3.3 billion. Its wholly-owned subsidiary, Royal Business Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, and three branches in the Chicago neighborhoods of Chinatown and Bridgeport, and Edison, New Jersey. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, six branches and one loan operation center in Brooklyn, Queens and Manhattan in New York, three branches in Chicago, Illinois and one branch in Edison, New Jersey. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time tomorrow, January 26, 2021, to discuss the Company’s fourth quarter 2020 financial results.

To listen to the conference call, please dial 1-833-519-1355 or 1-918-922-6505, passcode 5947189. A replay of the call will be made available at 1-800-585-8367 or 1-404-537-3406, passcode 5947189, approximately one hour after the conclusion of the call and will remain available through February 2, 2021.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; expectations regarding the impact of the COVID-19 pandemic; the costs or effects of acquisitions or dispositions we may make, including our recent acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary, Pacific Global Bank, and our recently completed acquisition of First American International Corp., whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2019, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2019)

(Dollars in thousands)

	December 31	September 30	June 30	March 31	December 31
	2020	2020	2020	2019	2019
Assets
Cash and due from banks	$137,654	$121,630	$94,844	$250,079	$114,763
Federal funds sold and other cash equivalents	57,000	57,000	57,000		67,000
Total cash and cash equivalents	194,654	178,630	151,844	250,079	181,763
Interest-bearing deposits in other financial institutions	600	600	600	1,196	600
Investment securities available for sale	210,867	214,662	185,756	58,537	126,069
Investment securities held to maturity	7,174	7,569	7,615	9,449	8,332
Mortgage loans held for sale	49,963	23,886	15,479	375,430	108,194
Loans held for investment	2,706,766	2,755,153	2,594,620	2,120,413	2,196,934
Allowance for loan losses	(29,337)	(26,634)	(22,820)	(18,236)	(18,816)
Net loans held for investment	2,677,429	2,728,519	2,571,800	2,102,177	2,178,118
Premises and equipment, net	27,103	24,237	23,965	17,342	16,813
Federal Home Loan Bank (FHLB) stock	15,641	15,641	15,641	8,899	15,000
Net deferred tax assets	2,547	1,080	—	4,389	2,326
Cash surrender value of life insurance	35,121	34,930	34,736	33,769	34,353
Goodwill	69,243	69,243	69,209	58,383	58,563
Servicing assets	13,965	14,724	15,595	17,288	17,083
Core deposit intangibles	5,196	5,519	5,876	7,212	6,100
Accrued interest and other assets	40,569	40,336	38,065	33,968	35,221
Total assets	$3,350,072	$3,359,576	$3,136,181	$2,978,118	$2,788,535
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$617,206	$642,332	$574,553	$418,953	$458,763
Savings, NOW and money market accounts	731,084	654,378	601,941	480,959	537,490
Time deposits	1,286,838	1,315,038	1,260,026	1,284,428	1,252,685
Total deposits	2,635,128	2,611,748	2,436,520	2,184,340	2,248,938
FHLB advances	150,000	190,000	150,000	275,000	—
Long-term debt, net of debt issuance costs	104,391	104,305	104,220	103,793	104,049
Subordinated debentures	14,283	14,229	14,174	9,548	9,673
Accrued interest and other liabilities	17,782	17,878	17,242	20,634	18,185
Total liabilities	2,921,584	2,938,160	2,722,156	2,593,315	2,380,845
Shareholders' equity:
Shareholder's equity	427,287	420,329	412,827	385,395	407,379
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive income - Net of tax	1,129	1,015	1,126	(664)	239
Total shareholders' equity	428,488	421,416	414,025	384,803	407,690
Total liabilities and shareholders’ equity	$3,350,072	$3,359,576	$3,136,181	$2,978,118	$2,788,535

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31, 2020	September 30, 2020	December 31, 2019
Interest and dividend income:
Interest and fees on loans	$34,832	$34,153	$32,178
Interest on interest-bearing deposits	55	61	373
Interest on investment securities	639	621	676
Dividend income on FHLB stock	193	190	264
Interest on federal funds sold and other	145	100	416
Total interest income	35,864	35,125	33,907
Interest expense:
Interest on savings deposits, NOW and money market accounts	736	779	1,237
Interest on time deposits	3,900	4,746	7,559
Interest on subordinated debentures and long term debt	1,901	1,905	1,915
Interest on other borrowed funds	450	444	73
Total interest expense	6,987	7,874	10,784
Net interest income before provision for loan losses	28,877	27,251	23,123
Provision for loan losses	3,008	3,861	659
Net interest income after provision for loan losses	25,869	23,390	22,464
Noninterest income:
Service charges, fees and other	1,565	1,143	1,096
Gain on sale of loans	2,445	760	3,762
Loan servicing fees, net of amortization	206	546	817
Recoveries on loans acquired in business combinations	5	32	70
Gain on derivatives	78	—	—
Increase in cash surrender value of life insurance	191	194	195
Gain on sale of securities	—	52	—
(Loss)/Gain on sale of other real estate owned	—	—	(117)
Total noninterest income	4,490	2,727	5,823
Noninterest expense:
Salaries and employee benefits	8,105	7,599	7,821
Occupancy and equipment expenses	2,400	2,360	2,390
Data processing	1,012	1,200	497
Legal and professional	794	675	317
Office expenses	295	271	292
Marketing and business promotion	295	131	382
Insurance and regulatory assessments	210	363	147
Core deposit premium	324	357	344
OREO expenses	4	3	176
Merger and conversion expenses	5	62	231
Other expenses	1,009	957	868
Total noninterest expense	14,453	13,978	13,465
Income before income taxes	15,906	12,139	14,822
Income tax expense	4,759	3,619	4,149
Net income	$11,147	$8,520	$10,673

Net income per share
Basic	$0.57	$0.43	$0.53
Diluted	$0.56	$0.43	$0.52
Cash Dividends declared per common share	$0.09	$0.06	$0.10
Weighted-average common shares outstanding
Basic	19,655,621	19,717,568	20,001,916
Diluted	19,812,401	19,804,892	20,389,099

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, except for December 31, 2019)

(Dollars in thousands, except per share amounts)

	For the twelve months ended
	December 31, 2020	December 31, 2019
Interest and dividend income:
Interest and fees on loans	$133,894	$135,159
Interest on interest-earning deposits	641	1,785
Interest on investment securities	2,968	2,652
Dividend income on FHLB stock	572	1,079
Interest on federal funds sold and other	1,045	1,050
Total interest income	139,120	141,725
Interest expense:
Interest on savings deposits, NOW and money market accounts	3,540	4,886
Interest on time deposits	21,665	29,347
Interest on subordinated debentures and long term debt	7,677	7,698
Interest on other borrowed funds	1,483	2,930
Total interest expense	34,365	44,861
Net interest income	104,755	96,864
Provision for loan losses	11,823	2,390
Net interest income after provision for loans losses	92,932	94,474
Noninterest income:
Service charges, fees and other	4,852	4,072
Gain on sale of loans	5,997	9,893
Loan servicing fees, net of amortization	2,052	3,383
Recoveries on loans acquired in business combinations	84	143
Unrealized gain on equity investments	—	147
Increase in cash surrender value of life insurance	767	775
Gain on derivatives	78	—
Gain on sale of securities	210	7
Gain on sale of fixed assets	—	6
Loss on sale of other real estate owned	—	(106)
Total noninterest income	14,040	18,320
Noninterest expense:
Salaries and employee benefits	33,312	32,909
Occupancy and equipment expenses	9,691	9,750
Data processing	4,236	3,699
Legal and professional	2,743	1,832
Office expenses	1,226	1,257
Marketing and business promotion	751	1,308
Insurance and regulatory assessments	984	900
Core deposit premium	1,395	1,501
OREO expenses	35	337
Merger expenses	746	471
Other expenses	4,394	3,509
Total noninterest expense	59,513	57,473
Income before income taxes	47,459	55,321
Income tax expense	14,531	16,112
Net income	$32,928	$39,209

Net income per share
Basic	$1.66	$1.96
Diluted	$1.65	$1.92
Cash Dividends declared per common share	$0.33	$0.40
Weighted-average common shares outstanding
Basic	19,763,422	20,017,306
Diluted	19,921,859	20,393,424

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$188,430	$393	0.83%	$179,521	$351	0.78%	$172,431	$1,053	2.42%
Securities
Available for sale	222,762	579	1.03%	168,151	558	1.32%	94,400	605	2.54%
Held to maturity (2)	7,383	68	3.66%	7,604	71	3.71%	8,441	80	3.76%
Mortgage loans held for sale	41,265	325	3.13%	19,848	171	3.43%	244,706	2,969	4.81%
Loans held for investment: (3)
Real estate	2,282,937	29,705	5.18%	2,266,752	29,616	5.20%	1,793,647	24,182	5.35%
Commercial	390,980	4,802	4.89%	377,789	4,366	4.60%	327,765	5,027	6.08%
Total loans	2,673,917	34,507	5.13%	2,644,541	33,982	5.11%	2,121,412	29,209	5.46%
Total earning assets	3,133,757	$35,872	4.55%	3,019,665	$35,133	4.63%	2,641,390	$33,916	5.09%
Noninterest-earning assets	196,071			204,638			165,659
Total assets	$3,329,828			$3,224,303			$2,807,049

Interest-bearing liabilities
NOW and money market deposits	$566,695	$704	0.49%	$514,271	$748	0.58%	$416,380	$1,189	1.13%
Savings deposits	128,727	32	0.10%	126,635	31	0.10%	96,813	48	0.20%
Time deposits	1,293,070	3,900	1.20%	1,284,351	4,746	1.47%	1,296,379	7,559	2.31%
Total interest-bearing deposits	1,988,492	4,636	0.93%	1,925,257	5,525	1.14%	1,809,572	8,796	1.93%
FHLB advances	161,957	450	1.11%	151,739	444	1.16%	14,348	73	2.02%
Long-term debt	104,335	1,748	6.67%	104,252	1,748	6.67%	103,997	1,748	6.67%
Subordinated debentures	14,248	153	4.27%	14,195	157	4.40%	9,648	167	6.87%
Total interest-bearing liabilities	2,269,032	6,987	1.23%	2,195,443	7,874	1.43%	1,937,565	10,784	2.21%
Noninterest-bearing liabilities
Noninterest-bearing deposits	616,803			595,264			445,891
Other noninterest-bearing liabilities	16,830			13,270			19,851
Total noninterest-bearing liabilities	633,633			608,534			465,742
Shareholders' equity	427,163			420,326			403,742
Total liabilities and shareholders' equity	$3,329,828			$3,224,303			$2,807,049
Net interest income / interest rate spreads		$28,885	3.32%		$27,259	3.20%		$23,132	2.88%
Net interest margin			3.67%			3.59%			3.47%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended
	December 31, 2020			December 31, 2019
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$212,594	$2,257	1.06%	$135,133	$3,914	2.90%
Securities
Available for sale	175,307	2,714	1.55%	85,775	2,354	2.74%
Held to maturity (2)	7,665	289	3.77%	8,978	334	3.72%
Mortgage loans held for sale	41,019	1,779	4.34%	325,039	15,754	4.85%
Loans held for investment: (3)
Real estate	2,176,695	113,966	5.24%	1,767,923	97,024	5.49%
Commercial	367,718	18,149	4.94%	345,010	22,381	6.49%
Total loans	2,544,413	132,115	5.19%	2,112,933	119,405	5.65%
Total earning assets	2,980,998	$139,154	4.67%	2,667,858	$141,761	5.31%
Noninterest-earning assets	204,617			167,324
Total assets	$3,185,615			$2,835,182

Interest-bearing liabilities
NOW and money market deposits	$504,905	$3,391	0.67%	$395,376	$4,689	1.19%
Savings deposits	123,568	149	0.12%	97,670	197	0.20%
Time deposits	1,312,443	21,665	1.65%	1,279,344	29,347	2.29%
Total interest-bearing deposits	1,940,916	25,205	1.30%	1,772,390	34,233	1.93%
FHLB advances	129,071	1,483	1.15%	114,388	2,930	2.56%
Long-term debt	104,210	6,990	6.71%	103,870	6,991	6.73%
Subordinated debentures	14,228	687	4.83%	9,586	707	7.38%
Total interest-bearing liabilities	2,188,425	$34,365	1.57%	2,000,234	$44,861	2.24%
Noninterest-bearing liabilities
Noninterest-bearing deposits	564,111			421,174
Other noninterest-bearing liabilities	15,164			19,879
Total noninterest-bearing liabilities	579,275			441,053
Shareholders' equity	417,915			393,895
Total liabilities and shareholders' equity	$3,185,615			$2,835,182
Net interest income / interest rate spreads		$104,789	3.10%		$96,900	3.07%
Net interest margin			3.52%			3.63%
(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31	September 30,	December 31
	2020	2020	2019
Per share data (common stock)
Earnings
Basic	$0.57	$0.43	$0.53
Diluted	$0.56	$0.43	$0.52
Dividends declared	$0.09	$0.06	$0.10
Basic, excluding merger and conversion expense	$0.57	$0.43	$0.54
Diluted, excluding merger and conversion expense	$0.56	$0.43	$0.53
Book value	$21.90	$21.35	$20.35
Tangible book value	$18.10	$17.56	$17.12
Weighted average shares outstanding
Basic	19,655,621	19,717,568	20,001,916
Diluted	19,812,401	19,804,892	20,389,099
Shares outstanding at period end	19,565,921	19,739,280	20,030,866
Performance ratios
Return on average assets, annualized	1.33%	1.05%	1.51%
Return on average shareholders' equity, annualized	10.38%	8.06%	10.49%
Return on average tangible common equity, annualized	12.58%	9.81%	12.50%
Noninterest income to average assets, annualized	0.54%	0.34%	0.82%
Noninterest expense to average assets, annualized	1.73%	1.72%	1.90%
Yield on average earning assets	4.55%	4.63%	5.09%
Cost of average deposits	0.71%	0.87%	1.55%
Cost of average interest-bearing deposits	0.93%	1.14%	1.93%
Cost of average interest-bearing liabilities	1.23%	1.43%	2.21%
Accretion on loans to average earning assets	0.03%	0.08%	0.10%
Net interest spread	3.32%	3.20%	2.88%
Net interest margin	3.67%	3.59%	3.47%
Efficiency ratio	43.32%	46.63%	46.52%
Common stock dividend payout ratio	15.79%	13.95%	18.87%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended December 31,
	2020	2019
Per share data (common stock)
Earnings
Basic	$1.66	$1.96
Diluted	$1.65	$1.92
Basic, excluding merger expense	$1.69	$1.99
Diluted, excluding merger expense	$1.68	$1.94
Dividends declared	$0.33	$0.40
Book value	$21.90	$20.35
Tangible book value	$18.10	$17.12
Weighted average shares outstanding
Basic	19,763,422	20,017,306
Diluted	19,921,859	20,393,424
Shares outstanding at period end	19,565,921	20,030,866
Performance ratios
Return on average assets, annualized	1.03%	1.38%
Return on average shareholders' equity, annualized	7.88%	9.95%
Return on average tangible common equity, annualized	9.62%	11.93%
Noninterest income to average assets, annualized	0.44%	0.65%
Noninterest expense to average assets, annualized	1.87%	2.03%
Yield on average earning assets	4.67%	5.31%
Cost of average deposits	1.01%	1.56%
Cost of average interest-bearing deposits	1.30%	1.93%
Cost of average interest-bearing liabilities	1.57%	2.24%
Accretion on loans to average earning assets	0.08%	0.11%
Net interest spread	3.10%	3.07%
Net interest margin	3.52%	3.63%
Efficiency ratio	50.10%	49.90%
Common stock dividend payout ratio	19.88%	20.41%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	December 31,	September 30,	December 31,
	2020	2020	2019
Loan to deposit ratio	102.72%	105.49%	97.69%
Core deposits / total deposits	76.65%	99.34%	70.46%
Net non-core funding dependence ratio	12.47%	14.47%	21.04%

Credit Quality Data:
Loans 30-89 days past due	$8,939	$21,735	$4,393
Loans 30-89 days past due to total loans	0.33%	0.79%	0.20%
Nonperforming loans	$19,554	$17,975	$13,218
Nonperforming loans to total loans	0.72%	0.65%	0.60%
Nonperforming assets	$19,847	$18,268	$13,511
Nonperforming assets to total assets	0.59%	0.54%	0.48%
Allowance for loan losses to total loans	1.08%	0.97%	0.86%
Allowance for loan losses to nonperforming loans	150.03%	148.17%	142.35%
Net charge-offs to average loans (for the quarter-to-date period)	0.05%	0.01%	0.23%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	10.81%	10.55%	12.59%
Tier 1 leverage ratio	11.32%	11.47%	12.89%
Tier 1 common capital to risk-weighted assets	14.63%	14.11%	17.16%
Tier 1 capital to risk-weighted assets	15.22%	14.69%	17.65%
Total capital to risk-weighted assets	20.78%	20.05%	23.82%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	14.09%	14.16%	15.23%
Tier 1 common capital to risk-weighted assets	18.95%	18.13%	20.87%
Tier 1 capital to risk-weighted assets	18.95%	18.13%	20.87%
Total capital to risk-weighted assets	20.20%	19.26%	21.86%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Quarterly Consolidated Statements of Earnings	2020	2020	2020	2020	2019
Interest income
Loans, including fees	$34,832	$34,153	$32,633	$32,276	$32,178
Investment securities and other	1,032	972	1,470	1,752	1,729
Total interest income	35,864	35,125	34,103	34,028	33,907
Interest expense
Deposits	4,636	5,525	6,715	8,329	8,796
Interest on subordinated debentures and other	1,901	1,905	1,915	1,956	1,915
Other borrowings	450	444	439	150	73
Total interest expense	6,987	7,874	9,069	10,435	10,784
Net interest income before provision for loan losses	28,877	27,251	25,034	23,593	23,123
Provision for loan losses	3,008	3,861	3,009	1,945	659
Net interest income after provision for loan losses	25,869	23,390	22,025	21,648	22,464
Noninterest income	4,490	2,727	2,208	4,615	5,823
Noninterest expense	14,453	13,978	14,819	16,263	13,465
Earnings before income taxes	15,906	12,139	9,414	10,000	14,822
Income taxes	4,759	3,619	2,901	3,252	4,149
Net income	$11,147	$8,520	$6,513	$6,748	$10,673
Net income per common share - basic	$0.57	$0.43	$0.33	$0.34	$0.53
Net income per common share - diluted	$0.56	$0.43	$0.33	$0.33	$0.52
Cash dividends declared per common share	$0.09	$0.06	$0.06	$0.12	$0.10
Cash dividends declared on common shares	$1,777	$1,184	$1,184	$2,407	$2,003
Yield on average assets, annualized	1.33%	1.05%	0.83%	0.90%	1.51%
Yield on average earning assets	4.55%	4.63%	4.60%	4.86%	5.09%
Cost of average deposits	0.71%	0.87%	1.09%	1.38%	1.55%
Cost of average interest-bearing deposits	0.93%	1.14%	1.41%	1.72%	1.93%
Cost of average interest-bearing liabilities	1.23%	1.43%	1.66%	1.98%	2.21%
Accretion on loans to average earning assets	0.03%	0.08%	0.13%	0.10%	0.10%
Net interest margin	3.67%	3.59%	3.38%	3.37%	3.47%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2019)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of December 31, 2020		As of September 30, 2020		As of June 30, 2020		As of March 31, 2020		As of December 31, 2019
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$290,139	10.7	$317,891	11.5	$267,481	10.3	$275,602	11.5	$274,586	12.5
SBA	97,821	3.6	111,193	4.0	104,069	4.0	77,566	3.2	74,985	3.4
Construction and land development	186,723	6.9	183,569	6.7	145,754	5.6	120,115	5.0	96,020	4.4
Commercial real estate (1)	1,003,637	37.1	975,187	35.4	900,302	34.7	854,580	35.6	793,268	36.1
Single-family residential mortgages	1,124,357	41.5	1,163,982	42.2	1,174,927	45.3	1,070,649	44.6	957,254	43.6
Other loans	4,089	0.2	3,331	0.2	2,087	0.1	1,470	0.1	821	0.0
Total loans (2)	$2,706,766	100.0	$2,755,153	100.0	$2,594,620	100.0	$2,399,982	100.0	$2,196,934	100.0
Allowance for loan losses	(29,337)		(26,634)		(22,820)		(20,130)		(18,816)
Total loans, net	$2,677,429		$2,728,519		$2,571,800		$2,379,852		$2,178,118

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended		Twelve Months Ended
Change in Allowance for Loan Losses	December 31,		December 31,
(dollars in thousands)	2020	2019	2020	2019
Beginning balance	$26,634	$19,386	$18,816	$17,577
Additions to the allowance charged to expense	3,008	659	11,823	2,390
Net charge-offs on loans	(305)	(1,229)	(1,302)	(1,151)
Ending balance	$29,337	$18,816	$29,337	$18,816

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2020 and 2019.

(dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	December 31, 2019
Tangible common equity:
Total shareholders' equity	$428,488	$421,416	$407,567
Adjustments
Goodwill	(69,243)	(69,243)	(58,563)
Core deposit intangible	(5,196)	(5,519)	(6,100)
Tangible common equity	$354,049	$346,654	$342,904
Tangible assets:
Total assets-GAAP	$3,350,072	$3,359,576	$2,788,535
Adjustments
Goodwill	(69,243)	(69,243)	(58,563)
Core deposit intangible	(5,196)	(5,519)	(6,100)
Tangible assets	$3,275,633	$3,284,814	$2,723,872
Common shares outstanding	19,565,921	19,739,280	20,030,866
Tangible common equity to tangible assets ratio	10.81%	10.55%	12.59%
Book value per share	$21.90	$21.35	$20.35
Tangible book value per share	$18.10	$17.56	$17.12

Earnings Per Share Excluding Merger and Conversion Expense (non-GAAP)

Earnings per share excluding merger and conversion expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a calculation of earnings per share with after-tax net income excluding tax-affected merger and conversion expense. This EPS calculation is presented for the quarters ended December 31, 2020, September 30, 2020 and December 31, 2019, plus for the twelve-month periods ending December 31, 2020 and 2019.

	For the three months ended			For the twelve months ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Earnings Per Share Excluding Merger and Conversion Expense (non-GAAP)
Net income after tax	$11,147	$8,520	$10,673	$32,928	$39,209
Merger and conversion expense	5	62	231	746	471
Tax on merger and conversion expense	(1)	(18)	(65)	(228)	(137)
Net adjustment	4	44	166	518	334
Adjusted net income after tax	$11,151	$8,564	$10,839	$33,446	$39,543
Weighted average shares outstanding
Basic	19,655,621	19,717,568	20,001,916	19,763,422	20,017,306
Diluted	19,812,401	19,804,892	20,389,099	19,921,859	20,393,424
Adjusted Earnings Per Share
Basic, excluding merger and conversion expense	$0.57	$0.43	$0.54	$1.69	$1.99
Diluted, excluding merger and conversion expense	$0.56	$0.43	$0.53	$1.68	$1.94

Efficiency Ratio (non-GAAP)

The efficiency ratio is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The efficiency ratio is non-interest expense divided by net interest income plus non-interest income. The efficiency ratio is presented for the quarters ended December 31, 2020, September 30, 2020 and December 31, 2019, plus the twelve-month periods ending December 31, 2020 and 2019.

	For the three months ended			For the twelve months ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Efficiency Ratio (non-GAAP)
Noninterest expense	$14,453	$13,978	$13,465	$59,513	$57,473
Net interest income	28,877	27,251	23,123	104,755	96,864
Noninterest income	4,490	2,727	5,823	14,040	18,320
Net interest income and non-interest income	$33,367	$29,978	$28,946	$118,795	$115,184
Efficiency ratio	43.32%	46.63%	46.52%	50.10%	49.90%